                              Settlement Agreement,

            in connection with the termination of September 09, 1997,

                                 by and between

     IAT Deutschland GmbH, Fahrenheitstrasse 9, D - 28359 Bremen, [Germany],
                                 represented by

      1) IAT AG, Aarestrasse 17, CH - 5300 Vogelsang-Turgi, [Switzerland],
                    represented, in turn, by Dr. Viktor Vogt,

                                       and

   2) Hanseatische Industrie-Beteiligungen GmbH, Martinistrasse 34, D - 28195
                               Bremen, [Germany],
                   represented, in turn, by Mr. Manfred Pleis,

                                                    parties of the first part,

                                       and

 IAT Multimedia, Inc., Aarestrasse 17, CH - 5300 Vogelsang-Turgi, [Switzerland],
                         represented by Dr. Viktor Vogt,

                                                     party of the second part,

                                       and

       Mr. Wilhelm Gudauski, Krumhornweg 20, D - 28259. Bremen, [Germany],

                                                      party of the third part.


 The parties stipulate the following

1.
IAT Deutschland GmbH terminates its current employment relationship with Mr. Wilhelm Gudauski, effective as of 03/09/98, on the basis of a letter of termination dated 09/09/97 in accordance with the managing director's employment contract of 12/14/95.

Until that time, Mr. Gudauski shall be irrevocably released from performing his duties. This release shall be subject to continued payment of his contractual remuneration; any and all vacation time not yet taken shall be credited to the time during which he is released from the performance of his duties.

Mr. Gudauski shall have the right to use the company car provided to him for private purposes. The car shall be returned at the time the employment contract ends. In the alternative, Mr. GudausKi shall have the right to acquire the car for himself.

Mr. Gudauski agrees to make himself available to IAT for two (2) days during the time in which he is released from the performance of his duties for the purpose of carrying out tasks related to the settlement.

2.
Mr. Gudauski is removed from his position as the managing director of IAT Deutschland GmbH as of 08/27/97 and withdraws from the management of the company as of that date.

The company hereby approves the'actions of Mr. Gudauski and confirms to him that any and all taxes and social security contributions that were due until the date of his withdrawal from his position of managing director were duly paid by the company.

The shareholders of the company waive their right to claims for damages arising from known or unknown events that occurred or might have occurred during his tenure until 08/27/97. However, this waiver shall not apply to claims for damages arising from grossly negligent actions or intentional and harmful actions on the part of Mr. Gudauski.

3.
Mr. Gudauski assumed an absolute guaranty for any amount up to DM 350,000.00 relative to Volksbank Sottrum eG for the purpose of securing all existing, future, and conditional claims of the Volksbank Sottrum against IAT.

IAT undertakes to submit to Mr. Gudauski, by 10/31/97, a legally binding declaration of the Volksbank Sottrum eG according to which it irrevocably waives its rights to any and all claims against Mr. Gudauski under the aforementioned guaranty. The original of the guaranty assumed by IAT shall be submitted to Mr. Gudauski by the same date.

IAT Multimedia, Inc., hereby releases Mr. Gudauski and holds him harmless from any and all liabilities under the aforementioned guaranty for the time until both the declaration of waiver of the Volksbank Sottrum eG and the original guaranty document are. submitted to Mr. Gudauski.

4.
Instead of a severance payment, at the suggestion of IAT, Mr. Gudauski is\ granted the possibility of selling 130,682 shares of the shares he holds to an interested party at a price to be negotiated by mutual consent.

The procedure shall be stipulated in a Stock Purchase Agreement.

IAT AG warrants that this deal shall be settled correctly and in due time.

If the stipulated sale of shares to an interested party is not effected for any reasons, for which Mr. Gudauski is not responsible, an adequate agreement shall be negotiated.

5
The prohibition against competition stipulated in the managing director's employment contract of 12/14/95 is revoked, effective immediately.

IAT and Mr. Gudauski hereby mutually agree to revoke any and all provisions concerning the prohibition against competition set forth in Section 6 of the managing director's employment contract and mutually waive any and all rights to which they may be entitled under such prohibition against competition. Specifically, Mr. Gudauski is permitted, effective immediately, to work on behalf of a competitor and to cooperate, directly or indirectly, in the establishment or operation of such a company or to participate therein. This does not require special permission on the part of IAT or the shareholders of IAT.

6.
IAT shall issue a recommendation to Mr. Gudauski in which his work on behalf of the company shall be judged, in its entirety and without any restrictions, in a positive manner.


7.
IAT shall send a letter to all clients and partners, by 12/31/97, at the latest, notifying them of Mr. Gudauski's withdrawal; the text of this letter conforms to Mr. Gudauski"s wishes and has been signed by him.

8
Pursuant to the respective stipulations in his managing director's employment contract of 12/14/95, Mr. Gudauski is entitled to a company pension plan from IAT. In reference to this stipulation, the insurance contracts shall be transferred to Mr. Gudauski, effective 03/01/98, and any and all claims in connection with these insurance contracts shall be assigned to the person or entity accepting such assignment.

9
Modifications of or amendments to this agreement shall be made in writing to be effective.

Any ineffectiveness of a provision of this agreement shall not affect the effecfiveness of the remaining provisions thereof. Mr. Gudausld and IAT shall undertake to agree to a replacement provision that approximates the ineffective provision as closely as possible.

Bremen shall be the place of jurisdiction for any and all disputes arising from this agreement. This agreement shall be subject to German law.

For

IAT Deutschland GmbH, Bremen

1) IAT AG                                             11/12/97

/signed/                                              /signed/
Dr. Viktor Vogt                                Wilhelm Gudauski

2) Hanseatische Industrie-Beteiligungen GmbH

/signed/
Manfred Pleis

3) IAT Multimedia, Inc.

/signed/
Dr. Viktor Vogt








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